          Exhibit 99.1

Bank of Commerce Holdings (NASDAQ: BOCH)

Company Profile

•	Founded 1982

•	Five offices — three markets

•	Redding Bank of Commerce™

•	Roseville Bank of Commerce™

•	Sutter Bank of Commerce™

•	Bank of Commerce Mortgage™

Investor Highlights

•	5% stock dividend — 1986

•	Annual cash dividends -1988

•	Two for one stock split — 1985

•	Three for one stock split — 1998

•	10% stock dividend — 2000

•	Three for one stock split — 2004

•	Quarterly cash dividends — since 2005

•	ACQB Index — America’s Community Bank Index

Business Overview

Bank of Commerce Holdings (the “Holding Company”) is a financial holding company (“FHC”) registered under the Bank Holding Company Act of 1956, as amended, and was incorporated in California on January 21, 1982. The Company owns Redding Bank of Commerce™, Roseville Bank of Commerce™, Sutter Bank of Commerce™ and Bank of Commerce Mortgage™.
Contact Information
Linda J. Miles, Chief Financial Officer
Telephone (530) 722-3955
lindam@reddingbankofcommerce.com
www.reddingbankofcommerce.com
Market Data
Exchange: NASDAQ
Symbol: BOCH
Shares outstanding at 6/30/07: 8,908,880
Market Cap: $96,394,082
Recent Price : $9.45
52 week range: $9.00 — $12.50
Price/ Book (%): 198.78
SNL™ Peer Price/Book (%): 174.33
Price/Earnings (x): 13.89
SNL™ Peer Price/Earnings (x): 15.51
Price/LTM EPS (x): 14.82
Dividend Yield (%): 3.16
SNL ™ Peer Dividend Yield(%): 1.85
YTD Volume traded: 112,597
Insider Ownership: 30.29%
Company Press Release
For immediate release:
Bank of Commerce Holdings™, Announces 12% increase in third quarter 2006 Operating Results —
REDDING, California, August 20, 2007/ PR Newswire— Ken Gifford, Chairman of Bank of Commerce Holdings (NASDAQ: BOCH), a $605.6 million asset financial holding company, and parent company of Redding Bank of Commerce™, Roseville Bank of Commerce™, Sutter Bank of Commerce™ and Bank of Commerce Mortgage™ today announced the appointment of Patrick J. Moty to Interim CEO of the Company.
Mr. Moty has over twenty-two years with Bank of Commerce Holdings and most recently served as Executive Vice President and Chief Credit Officer. He replaces Michael C. Mayer, president and CEO for Bank of Commerce Holdings, who has been placed on administrative leave for matters not related to his duties at the bank.
Highly active in the Redding Community, Mr. Moty is past president of Riverview Country Club, past Board member of Redding Rotary West and has participated on the Shasta County Grand Jury. Currently Mr. Moty sits on the Board of Directors for the Shasta County Economic Development Corporation.
Bank of Commerce Holdings, with administrative offices in Redding, California is a financial service holding company that owns Redding Bank of Commerce™, Roseville Bank of Commerce™, Sutter Bank of Commerce™ and Bank of Commerce Mortgage™.
The Company is a federally insured California banking corporation and opened on October 22, 1982.

BOCH is a NASDAQ Global Market listed stock. Please contact your local investment advisor for purchases and sales. Investment firms making a market in BOCH stock are:

Howe Barnes Hoefer & Arnett/ John Cavender	Raymond James Financial/ Geoff Ball
555 Market Street	1805 Hilltop Drive, Suite 106
San Francisco, CA	Redding, CA
(800) 346-5544 (800) 733-6126	(800) 926-5040

Wachovia Securities/ Ken Myers, Rick Hansen
10466 Brunswick Road
Grass Valley, CA
(888) 383-3112

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